Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subject:  First Quarter Catastrophe Pre-Announcement

Press Contact: G. Patrick Corydon
(317) 636-9800 (ext. 355)
corydon@baldwinandlyons.com

Indianapolis, Indiana, March 26, 2010--Baldwin & Lyons, Inc. (NASD: BWINA, BWINB) today announced that, based on preliminary information received from its ceding reinsurers, the estimated after tax loss associated with first quarter catastrophes, including Earthquake Maule (Chile), Windstorm Xynthia (Europe) and the recent Victoria windstorm (Australia), is in the range of $5.0 million to $6.5 million, net of provisions for associated reinstatement premiums.

Management cautions that the Company's preliminary loss estimate is based on estimates reported to-date which are heavily dependent on portfolio modeling, as well as discussions with ceding reinsurers and brokers. Consequently, the actual net impact on the Company's results arising from these catastrophes could differ from the current estimate.

About the company:
Baldwin & Lyons, Inc., based in Indianapolis, Indiana, is a specialty property-casualty insurer with a leading position in providing liability coverage for large and medium-sized fleets in the transportation industry. Additionally, the company's product offerings include coverage for private passenger automobile, small fleet trucking, commercial property, and selected professional liability lines as well as a limited program of reinsurance assumed.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.